Exhibit 23(d)
CONSENT OF
UNITED ENERGY DEVELOPMENT CONSULTANTS, INC.

Exhibit 23(d)
CONSENT OF UNITED ENERGY DEVELOPMENT CONSULTANTS, INC.
INDEPENDENT PETROLEUM ENGINEERING & GEOLOGICAL CONSULTING FIRM
UEDC, as an independent petroleum engineering and geological consulting firm, hereby consents to the use of its Geological Evaluation, dated January 17, 2007, for the Crawford Prospect Area, Pennsylvania; its Geological Evaluation, dated January 17, 2007, for the Fayette Prospect Area, Pennsylvania; and its Geological Evaluation, dated January 17, 2007, for the Tennessee Prospect Area in the Registration Statement and any supplements thereto, including post-effective amendments, for Atlas Resources Public #16-2007(A) L. P., and to all references to UEDC as having prepared such report and as an expert concerning such report.
UEDC, Inc.

/s/ Robin Anthony	1/23/07

Robin Anthony	January 23, 2007
Geologist	Pittsburgh, Pennsylvania